Exhibit (H1)

AMENDMENT TO ADMINISTRATION AGREEMENT

          THIS AMENDMENT TO ADMINISTRATION AGREEMENT (the “Amendment”) is made and entered into as of September 15, 2010 by and among Artio Global Investment Funds (“Fund”), a Massachusetts business trust, and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (“Bank”).

WITNESSETH:

          WHEREAS, Fund and Bank are parties to that certain Amended and Restated Administration Agreement dated as of April 15, 2009, (the “Agreement”); and

          WHEREAS, Fund and Bank desire to amend and supplement the Agreement upon the following terms and conditions.

          NOW THEREFORE, for and in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Fund and Bank hereby agree that the Agreement is amended and supplemented as follows:

1. The following provision is hereby added to the Agreement:

          12. Privacy/Data Protection

12.1 Definition. “Customer Information” shall mean:

A. The following personal identifying information, however collected or received: (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) drivers license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. For the avoidance of doubt, Customer Information shall include all “personal information” as defined in Section 17.02 of the Standards for The Protection of Personal Information of Residents of the Commonwealth of Massachusetts (“Massachusetts Privacy Standards”); and

B. Any “nonpublic personal information” as defined under the Gramm-Leach-Bliley Act of 1999 (“GLBA”).

12.2 Privacy. In the course of providing services under this Agreement, the Fund acknowledges that it does not intend to provide to Bank, and Bank does not anticipate receiving from the Fund, Customer Information. If the Fund transmits any Customer Information to Bank under this Agreement, then the Fund must mark such information as “Customer Information” and Bank will treat all information so marked in accordance with the terms of this Agreement.

Bank acknowledges that any Customer Information that may be disclosed hereunder is disclosed for the specific purpose of performing the activities contemplated by this Agreement. Bank agrees that, with respect to Customer Information, it will comply with any privacy laws that it deems applicable to its custody business, including GLBA and Massachusetts Privacy Standards. With respect to Customer Information, Bank will use the same degree of care as it exercises to protect information regarding its own individual customers.

12.3 Information Security Safeguards. Bank has established, and during the term of this Agreement Bank shall maintain, a Corporate Information Security Program (the “Information Security Program”) at each applicable service location. The Information Security Program shall, at a minimum, require physical and electronic information security safeguards against the loss, theft, damage, compromise, processing, transmission, storage, destruction and unauthorized disclosure of, and unauthorized access to, Customer Information in the possession of Bank. Bank will use commercially reasonable efforts to update the Information Security Program, at a minimum, as may be reasonably necessary to comply with changes in privacy and other similar laws applicable to Bank that become effective after the date of this Agreement. The Information Security Program is subject to change; provided, however, that the protections afforded by the Information Security Program will be not be diminished in comparison with those provided by Bank as of the execution of this Agreement.

2.	The following provision is hereby added to the Agreement:

13. Disaster Recovery/Business Continuity. Bank has implemented, and during the term of this Agreement State Street shall maintain, reasonable disaster recovery and business continuity procedures consistent with the legal, regulatory and business requirements applicable to Bank in its provision of services hereunder.

3.

General Provisions. This Amendment will at all times and in all respects be construed, interpreted, and governed by the laws of The Commonwealth of Massachusetts, without giving effect to the conflict of laws provisions thereof. This Amendment may be executed in any number of counterparts, each constituting an original and all considered one and the same agreement. This Amendment is intended to modify and amend the Agreement and the terms of this Amendment and the Agreement are to be construed to be cumulative and not exclusive of each other. Except as provided herein, the Agreement is hereby ratified and confirmed and remains in full force and effect.

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          IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers to be effective as of the date first above written.

STATE STREET BANK AND TRUST COMPANY			ARTIO GLOBAL INVESTMENT FUNDS

By:	/s/	Mike Rogers	By:	/s/	Victor Simon

Name:	Mike Rogers	Name:	Victor Simon

Title:	Executive Vice President	Title:	Vice President

ARTIO GLOBAL INVESTMENT FUNDS

By:	/s/	Timothy J. Clemens

Name:		Timothy J. Clemens

Title:		Chief Financial Officer